PACE® International Emerging Markets Equity Investments

PACE® Select Advisors Trust | Information Statement

1285 Avenue of the Americas
New York, New York 10019-6028

March 1, 2021

Dear Shareholder,

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of PACE International Emerging Markets Equity Investments ("Fund"), selects subadvisors for the Fund, a portfolio of PACE Select Advisors Trust ("Trust"), subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed ARGA Investment Management, LP ("ARGA") to serve as a new subadvisor to the Fund. ARGA assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on December 11, 2020.

In addition, at the recommendation of UBS AM, the Board has terminated LMCG Investments, LLC as a subadvisor to the Fund, effective as of the close of business on December 10, 2020.

Mondrian Investment Partners Limited, William Blair Investment Management, LLC and RWC Asset Advisors (US) LLC also currently serve as subadvisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets (each separate portion, an "Allocated Portion"). Each subadvisor manages a

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portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission ("SEC"), the appointment of ARGA and the approval of a corresponding investment subadvisory agreement between UBS AM and ARGA ("Subadvisory Agreement") on the Fund's behalf do not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program, certain other advisory programs and through certain brokerage platforms. Other share classes are offered to investors not participating in the PACE Program or the applicable other advisory programs and brokerage platforms.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the subadvisors for the Fund and recommend their hiring, termination and replacement and to allocate assets among the Fund's subadvisors. UBS AM continuously supervises and monitors the performance of each subadvisor on a quantitative and qualitative basis and regularly evaluates each subadvisor's investment strategy and investment performance as well as the consistency of the subadvisor's investment approach with the Fund's investment objective. In evaluating each subadvisor, UBS AM reviews a number of factors, including, but not limited to, the subadvisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the subadvisor's investment approach with those of other subadvisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the principal underwriter of each portfolio's shares under an underwriting contract that requires UBS AM (US) to use its best efforts, consistent with its other businesses, to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of December 31, 2020, UBS AM had approximately $259.6 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $1.1 trillion in assets under management worldwide as of December 31, 2020. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. The principal business offices of UBS AM and UBS AM (US) are located at One North Wacker Drive, Chicago, Illinois 60606 and at 1285 Avenue of the Americas, New York, New York 10019-6028. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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PACE International Emerging Markets Equity Investments

Background

At the recommendation of UBS AM, the Board appointed ARGA as a new subadvisor for the Fund and approved the Subadvisory Agreement at a meeting held on September 22-23, 2020. ARGA assumed investment advisory responsibilities and the Subadvisory Agreement became effective on December 11, 2020. The Trustees determined to approve the Subadvisory Agreement after a thorough analysis of the proposed service to be provided by ARGA. The material factors considered by the Trustees in approving the Subadvisory Agreement are set forth below under "PACE International Emerging Markets Equity Investments—Trustees' considerations."

Investment strategies of ARGA

With respect to its Allocated Portion, ARGA invests in what it believes to be under-valued businesses based on long-term earnings power and dividend-paying capability. ARGA's investment approach is based on fundamental research and present value. ARGA believes investor sentiment and management behavior create recurring investment opportunities. ARGA's strategy is based on a view that, at times, companies face temporary challenges from macroeconomic, regulatory, industry or company-specific factors that impact fundamentals, and that although such factors are frequently transitory in nature, they can have a disproportionate adverse impact on a company's valuation. As these factors dissipate over a longer horizon and companies overcome these temporary setbacks, valuations recover. ARGA uses a dividend discount model to select stocks that trade at a discount to intrinsic value based on expected long-term earnings and dividends. ARGA limits downside risk through company stress tests, diversification across industries, geographies and currencies and adherence to portfolio construction guidelines that balance return and risk. ARGA considers economic conditions, company quality and environmental, social and governance matters that may magnify risk. As ARGA does not

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consider market indices, there may be periods when the strategy's performance fluctuates widely from market indices.

New Subadvisory Agreement

Under the Subadvisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, ARGA will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended ("Investment Company Act").

Under the Subadvisory Agreement, ARGA will bear all expenses incurred by it in connection with its services to its Allocated Portion of the Fund, but ARGA will not be responsible for any expenses incurred by the Trust, the Fund or UBS AM.

For the services provided and the expenses assumed by ARGA under the Subadvisory Agreement, UBS AM (not the Fund) will pay to ARGA a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The Subadvisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months each, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval or (ii) by vote of a majority of the outstanding voting securities of the Fund.

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The Subadvisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. The Subadvisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to ARGA. UBS AM also may terminate the Subadvisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to ARGA; (ii) upon material breach by ARGA of any of the representations, warranties and agreements contained in the Subadvisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, ARGA becomes unable to discharge its duties and obligations under the Subadvisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Subadvisory Agreement provides that ARGA may terminate the Subadvisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM.

As described below under "Additional Information—SEC Exemptive Order," UBS AM has received an exemptive order from the SEC enabling it to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Subadvisory Agreement provides that ARGA shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Subadvisory Agreement.

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Trustees' considerations

Background—At a meeting of the Board of the Trust on September 22-23, 2020, the members of the Board, including the Independent Trustees, considered and approved the proposed Subadvisory Agreement between UBS AM and ARGA with respect to the Fund. Management discussed with the Board its proposal to terminate LMCG Investments, LLC as a subadvisor, increase the target allocations of the Fund's assets managed by RWC Asset Advisors (US) LLC and William Blair Investment Management, LLC and to reallocate the resulting difference in proposed target allocations to ARGA. In considering the approval of the Subadvisory Agreement, the Board was able to draw on its knowledge of the Trust, its funds and UBS AM. The Board recognized its familiarity with UBS AM and the investment management and subadvisory agreements for this and the other funds of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the funds. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending ARGA as a subadvisor to the Fund.

In its consideration of the approval of the Subadvisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Subadvisory Agreement—The Board's evaluation of the services to be provided by ARGA to the Fund took into account the Board's knowledge and familiarity gained as Trustees of funds in the UBS New York fund complex, including the Trust and its funds. It reviewed the purposes and investment objective of the Fund and UBS AM's overall plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of ARGA as a subadvisor to the Fund, including its "due diligence" concerning ARGA and its belief that ARGA's emerging markets equity strategy would benefit the Fund by, among other reasons, improving the Fund's risk-adjusted returns over full business cycles. The Board also received materials from ARGA detailing its investment philosophy and spoke with representatives of ARGA, who discussed with the Board

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that investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Subadvisory Agreement.

Subadvisory fee—The Board reviewed and considered the proposed contractual subadvisory fee to be payable by UBS AM to ARGA in light of the nature, extent and quality of the subadvisory services anticipated to be provided by ARGA. The Board noted that the proposed contractual subadvisory fee, along with the other subadvisory changes proposed by UBS AM, would result in a net increase in the subadvisory fees paid by UBS AM with respect to the Fund. The Board determined that the proposed subadvisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Subadvisory Agreement.

Fund performance—The Board received and considered performance information for the strategy provided by ARGA. The Board also noted that, as ARGA would be a new subadvisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Subadvisory Agreement.

Advisor profitability—Profitability of ARGA or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the subadvisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the subadvisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the subadvisory fee was not relevant.

Other benefits to ARGA—The Board was informed by management that ARGA's relationship with the Fund would be limited to its provision of subadvisory services to the Fund and that therefore management

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believed that ARGA would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that ARGA could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a subadvisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a subadvisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Subadvisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Subadvisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment subadvisory agreement that has been entered into within 90 days of the effectiveness of the investment subadvisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

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Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware corporation, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at One North Wacker Drive, Chicago, Illinois 60606 and at 1285 Avenue of the Americas, New York, New York 10019-6028. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is a member of the UBS Asset Management Division, which had approximately $1.1 trillion in assets under management worldwide as of December 31, 2020 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of December 31, 2020, UBS AM had approximately $259.6 billion in assets under management.

Additional information about ARGA

ARGA's principal address is 1010 Washington Boulevard, 6th Floor, Stamford, CT 06901. As of December 31, 2020, ARGA had approximately $7.8 billion in assets under management. A. Rama Krishna, CFA, Takashi Ito, CFA and Sujith Kumar are primarily responsible for the day-to-day management of the portion of the Fund managed by ARGA.

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The principal executive officers and directors of ARGA, as of the date of this document, are set forth below:

Name and address	Position with ARGA*
A. Rama Krishna, CFA 1010 Washington Boulevard 6th Floor Stamford, CT 06901	Founder and Chief Investment Officer
Steven Morrow, CFA 1010 Washington Boulevard 6th Floor Stamford, CT 06901	Director of Research/Global Business Analyst
Neda Clark, J.D. 1010 Washington Boulevard 6th Floor Stamford, CT 06901	Chief Compliance Officer
Sholy K. Gopalan c/o ARGA Investment Management (India) Private Limited 2nd Floor, Ganesh Enclave, No. 39, First Street, Gopalapuram, Chennai, India, 600086	Chief Operating Officer

*  None of the principal executive officers or directors above have principal employment other than their positions with ARGA and its affiliates.

ARGA does not currently act as investment advisor for any other US registered investment companies with investment objectives similar to that of ARGA's Allocated Portion of the Fund.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of ARGA and did not pay any fees to ARGA or its affiliates for services provided to the Fund.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

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If you have any questions, please contact your investment professional.

March 1, 2021
1285 Avenue of the Americas
New York, NY 10019-6028

© UBS 2021. All rights reserved.
UBS Asset Management (Americas) Inc. is a subsidiary of UBS Group AG.
www.ubs.com/am-us

PACE® International Emerging Markets Equity Investments

PACE® Select Advisors Trust | Information Statement—Notice

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

March 1, 2021

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE International Emerging Markets Equity Investments ("Fund"), a portfolio of PACE Select Advisors Trust ("Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of the Fund, selects subadvisors for the Fund, a portfolio of the Trust, subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed ARGA Investment Management, LP ("ARGA") to serve as a new subadvisor to the Fund. ARGA assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on December 11, 2020. In addition, at the recommendation of UBS AM, the Board has terminated LMCG Investments, LLC as a subadvisor to the Fund, effective as of the close of business on December 10, 2020.

Mondrian Investment Partners Limited, William Blair Investment Management, LLC and RWC Asset Advisors (US) LLC also currently serve as subadvisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time. Additional information about UBS AM, ARGA, the subadvisory agreement between UBS AM and ARGA with respect to the Fund ("Subadvisory Agreement"), and the Board's approval of the Subadvisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission, the appointment of ARGA and the approval of the Subadvisory Agreement on the Fund's behalf do not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about March 8, 2021 to the Fund's shareholders of record as of February 22, 2021. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset-management/individual-investors-and-financial-advisors/products/ii_pace.html until at least June 9, 2021. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.